As filed with the Securities and Exchange Commission on May 29, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AXIALL CORPORATION

(Exact name of Company as specified in its charter)

Delaware	58-1563799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328
(Address of Principal Executive Offices) (Zip Code)

AXIALL CORPORATION 401(K) RETIREMENT SAVINGS PLAN
(Full title of the plans)

Timothy Mann, Jr.
Executive Vice President, General Counsel and Secretary
Axiall Corporation
1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328
(Name and address of agent for service)

(770) 395-4500
(Telephone number, including area code, of agent for service)

With a copy to:
Mark L. Hanson

Joel T. May
Jones Day
1420 Peachtree Street, N.E., Suite 800
Atlanta, Georgia 30309-3053
(404) 521-3939

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)		Amount of registration fee(3) (4)
Common Stock, $0.01 par value per share
Axiall Corporation 401(k) Retirement Savings Plan	2,232,261 shares	$43.95	$87,900,000	(3)	$11,321.52

(1)          This Registration Statement registers up to an additional 2,232,261 shares of common stock of Axiall Corporation (“Common Stock”) for offer or sale under its Axiall Corporation 401(k) Retirement Savings Plan (the “Axiall Plan”), which total additional shares of Common Stock include an additional 2,000,000 shares of Common Stock (the “Additional Shares”) and 232,261 carried-over shares of Common Stock (the “Carried-Over Shares”), which were previously registered on a Form S-8 filed with the Securities and Exchange Commission on May 23, 2013 (SEC File No. 333-188811) (the “2013 Registration Statement”) for offer and sale under the Eagle US 2 LLC Employee Savings Plan for Salaried Employees (the “Salaried Plan”).  Axiall Corporation merged the Salaried Plan with and into the Axiall Plan and hereby files this Registration Statement to reflect the merger of the Salaried Plan with and into the Axiall Plan and to register the Additional Shares and Carried-Over Shares. In addition to the shares of Common Stock set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of Common Stock issuable upon adjustment due to stock splits, stock dividends, and anti-dilution provisions and other adjustment provisions, as provided in the Axiall Plan.

(2)          Pursuant to Rule 416(c) of the Securities Act, the Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Axiall Plan.

(3)          Estimated solely for the purposes of computing the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based on the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on May 22, 2014, a date within five business days of the date of this Registration Statement.

(4)          Registration fee of $11,321.52 is for the Additional Shares calculated as detailed above.  No filing fee with respect to the Carried-Over Shares is required in accordance with Instruction E to the General Instructions to Form S-8 and Rule 457(p) of the Securities Act. Axiall Corporation is concurrently filing a Post-Effective Amendment No. 1 to the 2013 Registration Statement to deregister the Carried-Over Shares.

EXPLANATORY NOTE

This Registration Statement of Axiall Corporation (the “Company” or the “registrant”) relates to the Registration Statement on Form S-8 filed by the Company  on May 20, 2003 (SEC File No. 333-105397) (the “2003 Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register, under the Securities Act of 1933, as amended (the “Securities Act”), common shares of the Company issuable under the Axiall Corporation 401(k) Retirement Savings Plan (the “Axiall Plan”).

Effective as of February 1, 2014, the Eagle US 2 LLC Employee Savings Plan for Salaried Employees (the “Salaried Plan”) was merged with and into the Axiall Plan (as amended and restated from time to time, the “Merged Plan”).  This Registration Statement is being filed to register an additional 2,000,000 shares of Common Stock of the Company under the Merged Plan (the “Additional Shares”), to reflect the merger of the Salaried Plan with the Axiall Plan and to register the 232,261 carried-over shares from the Salaried Plan (the “Carried-Over Shares”), to register the plan interests that may be offered or sold under the term of the Merged Plan pursuant to the Registration Statement, and to include the Merged Plan as an exhibit to the Registration Statement.

Contemporaneously with the filing of this Registration Statement, the Company is filing a Post-Effective Amendment No. 1 to the Form S-8 Registration Statement, filed on on May 23, 2013 (SEC File No. 333-188811) (the “2013 Registration Statement”), to deregister the Carried-Over Shares and related plan interests of the Salaried Plan previously registered in the 2013 Registration Statement.

In accordance with the principles set forth in Instruction E to the General Instructions to Form S-8, this Registration Statement is hereby filed to (i) register the Additional Shares; (ii) reallocate the Carried-Over Shares from the Salaried Plan to the Merged Plan and (iii) carry over the registration fees paid for the Carried-Over Shares from the 2013 Registration Statement to this Registration Statement.  In addition, the contents of the 2003 Registration Statement are incorporated herein by reference, except as otherwise noted below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are incorporated herein by this reference:

(a)                                 The Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Commission on February 28, 2014;

(b)                                 The Company’s Amendment No. 1 to the Form 10-K on Form 10-K/A for the year ended December 31, 2013 filed with the Commission on March 25, 2014;

(c)                                  The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the Commission on May 8, 2014;

(d)                                 The audited combined balance sheets of the Chlor-alkali and Derivatives Business previously owned by PPG Industries, Inc. (the “Merged Business”) as of December 31, 2012 and 2011 and audited combined statements of income, combined statements of comprehensive income and combined statements of cash flows of the Merged Business for the years ended December 31, 2012, 2011 and 2010, and the notes related thereto, contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2013;

(e)                                  The unaudited pro forma condensed combined statement of income of the Company for the year ended December 31, 2013, contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 25, 2014;

(f)                                   The Company’s Current Reports on Form 8-K filed with the Commission on February 6, 2014 (other than information furnished under Item 2.02 thereof), February 11, 2014, March 7, 2014, March 25, 2014 and May 22, 2014; and

(g)                                  The description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A declared effective by the Commission on May 15, 1990, as amended.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) removes from registration all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of any such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of how the Restated Certificate of Incorporation of the Company (the “Articles”), the Second Amended and Restated Bylaws of the Company (the “Bylaws”), the Delaware General Corporation Law (the “DGCL”) and certain agreements entered into between the Company and its directors and officers treat the indemnification of the Company’s directors and officers. This description is intended as a summary only and is qualified in its entirety by reference to the Articles, the Bylaws and the DGCL.

Article XIII of the Articles provides that to the fullest extent permitted by the DGCL, a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived any improper personal benefit.

The Bylaws provide that the Company will indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the DGCL, against all expense, liability and loss (including attorney’s fees, judgments, fines and amounts paid in settlement) reasonably incurred and suffered by him in connection with such action, suit or proceeding, subject to limited exceptions. The Bylaws also provide that the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding; provided, however, that, if the DGCL so requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer shall be made only upon delivery to the Company of an undertaking, by or on behalf of himself, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that he  is not entitled to be indemnified for such expenses.

With respect to indemnification of officers and directors, Section 145 of the DGCL provides that a corporation will have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under this provision of the DGCL, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 145(g) of the DGCL provides that a corporation will have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

The Bylaws provide that the Company may maintain insurance to protect any director, officer, employee or agent of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company maintains several directors and officers liability policies which, subject to the terms and exclusions of the policies, cover any claim or claims made during the period the policies are in force, against all persons who were, now are or will be duly elected directors or officers of the Company for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such persons insured while acting in their individual or collective capacities, on any matter, not excluded by the terms and conditions of the policies, claimed against them solely by reason of their being directors or officers of the Company.

The Company also enters into indemnification agreements with its officers and directors. These indemnification agreements specify the extent and circumstances under which an indemnitee is entitled to indemnification from the Company, and the processes to obtain such indemnification. Under the indemnification agreements, an indemnitee is generally entitled to indemnification to the fullest extent allowable under Delaware law for claims or losses regarding the indemnitee’s (i) act or failure to act in his or her capacity as a director, officer, employee or agent of the Company (or in a similar or other representative capacity for another entity or enterprise as to which the indemnitee is serving at the Company’s request); (ii) act or failure to act in respect of any business, transaction, communication, filing or other disclosure or other activity of the Company or such other entity or enterprise; and (iii) status as a current or former director, officer, employee or agent of the Company (or representative of such other entity or enterprise) or any act or failure to act in connection with any obligation or restriction on such person by reason of such status. These indemnification agreements are intended to provide rights in addition to, and not to limit, any rights to indemnification under the Articles, Bylaws or the DGCL. In addition to the rights to indemnification specified therein, these agreements are intended to increase the certainty of receipt by the indemnitee thereunder of the benefits to which he or she is entitled by providing specific procedures for obtaining such indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No	Description
*4.1	Axiall Corporation 401(k) Retirement Savings Plan, as amended to date.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Deloitte & Touche LLP.

*24.1	Powers of Attorney (included as part of signature page).

* filed herewith

In lieu of filing an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Act of 1974, as amended, or an Internal Revenue Service (“IRS”) determination letter that the Axiall Corporation 401(k) Retirement Savings Plan (the “Merged Plan”) is qualified under Section 401 of the Internal Revenue Code, as amended, the Company has submitted and hereby undertakes to submit the Merged Plan and any amendment thereto to the IRS in a timely manner and has made and will continue to make all changes required by the IRS in order to qualify the Merged Plan.

Item 9. Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendments thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)                                 that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                 to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section

15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 29th day of May, 2014.

AXIALL CORPORATION

By:	/s/ Paul D. Carrico
Name:	Paul D. Carrico
Title:	President & Chief Executive Officer

POWERS OF ATTORNEY

KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Paul D. Carrico, Gregory C. Thompson and Timothy Mann, Jr., and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities indicated, on the dates indicated below.

Signature	Title	Date

/s/ Paul D. Carrico	President, Chief Executive Officer and Director	May 29, 2014
Paul D. Carrico	(Principal Executive Officer)

/s/ Gregory C. Thompson	Chief Financial Officer	May 29, 2014
Gregory C. Thompson	(Principal Financial and Principal Accounting Officer)

/s/ Mark L. Noetzel	Director	May 29, 2014
Mark L. Noetzel

/s/ Kevin T. DeNicola	Director	May 29, 2014
Kevin T. DeNicola

/s/ Patrick J. Fleming	Director	May 29, 2014
Patrick J. Fleming

/s/ Robert M. Gervis	Director	May 29, 2014
Robert M. Gervis

/s/ Dr. Victoria Haynes	Director	May 29, 2014
Dr. Victoria Haynes

Signature	Title	Date

/s/ William L. Mansfield	Director	May 29, 2014
William L. Mansfield

/s/ Michael H. McGarry	Director	May 29, 2014
Michael H. McGarry

/s/ Robert Ripp	Director	May 29, 2014
Robert Ripp

/s/ David N. Weinstein	Director	May 29, 2014
David N. Weinstein

Pursuant to the requirements of the Securities Act, the persons who administer the Axiall Corporation 401(k) Retirement Savings Plan have duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 29th day of May, 2014.

AXIALL CORPORATION 401(K) RETIREMENT SAVINGS PLAN

By:	/s/ Michael L. Smith
Name:	Michael L. Smith
Title:	Director — Compensation, Benefits, & Human
Resources Information Systems

EXHIBIT INDEX

Exhibit No	Description
4.1	Axiall Corporation 401(k) Retirement Savings Plan, as amended to date.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney (included on signature page).